EXHIBIT 99.1

Two River Bancorp Reports 19.4% Increase in Second Quarter 2016 Net Income to Common Shareholders

TINTON FALLS, N.J., July 26, 2016 (GLOBE NEWSWIRE) -- Two River Bancorp (Nasdaq:TRCB) (the "Company"), the parent company of Two River Community Bank ("the Bank"), today reported financial results for the second quarter and six months ended June 30, 2016.

Second Quarter 2016 Operating and Financial Highlights

  Net income available to common shareholders increased 19.4% to $1.73 million, or $0.21 per diluted share, up from $1.45 million, or $0.18 per diluted share, in the corresponding prior year’s quarter.
  Non-interest income increased 23.9% to $1.2 million compared to the same period in 2015 as a result of higher mortgage banking revenue and gains on the sale of SBA loans.
  Non-performing assets to total assets decreased to 0.22% at June 30, 2016, from 0.42% at December 31, 2015 and 0.75% at June 30, 2015.  During the second quarter of 2016, non-performing assets were reduced by $1.6 million, or 45.5%, from December 31, 2015.
  Return on average assets (ROAA) was 0.78% for the second quarter of 2016, unchanged from the 0.78% for the previous quarter, but up from 0.71% for the same prior year’s quarter.
  Return on average equity (ROAE) was 7.28% for the three months ended June 30, 2016, compared to 7.25% for the previous quarter and 6.15% for the same prior year’s quarter.
  Tangible book value per share was $9.81 at June 30, 2016, compared to $9.44 at December 31, 2015, and $9.09 at June 30, 2015.
  Total assets at June 30, 2016 were $884.7 million, compared with $863.7 million at December 31, 2015.
  Total loans as of June 30, 2016 increased $22.0 million, or 3.1% (12.5% annualized), from March 31, 2016 to $726.4 million, predominantly due to growth in both the commercial real estate and residential mortgage sectors.
  Total deposits as of June 30, 2016 were $726.3 million, an increase of $17.8 million, or 2.5%, compared with $708.4 million as of December 31, 2015.  Core checking deposits at June 30, 2016 increased $3.7 million, or 1.3%, to $296.7 million from year-end 2015.

Management Commentary – Continued Loan Growth Driving Earnings
William D. Moss, President and CEO, stated, “The Company achieved higher net income in both the quarter and first half of 2016 as a result of solid loan growth, improvements in asset quality, and significantly higher non-interest income.  We have grown our loan portfolio by $33.3 million since year-end 2015, and are continuing to convert a strong pipeline developed by cultivating relationships at the local level within our core markets of Monmouth, Middlesex, Union and Ocean Counties.  Our strong commercial loan pipeline should drive future top line revenue growth as the year progresses.  Given our strategy and regional focus, we expect this growth to continue as we look for new loan production offices (LPOs) and evaluate our existing branch network while seeking out new locations in contiguous markets."

Mr. Moss continued, “The Company’s mortgage banking business and gain on sales of SBA loans led non-interest income to the highest quarterly total in our history during the period.  We are benefitting from our team’s exceptional relationships within a broad network of referral sources throughout our market.  We continue to focus on achieving solid growth in book value while continuing to provide enhanced returns to shareholders, as evidenced by the recent increase in our quarterly dividend."

Dividend Increased to $0.04 Per Share
On July 20, 2016, the Company's Board of Directors declared a quarterly cash dividend of $0.04 per share, payable August 30, 2016 to shareholders of record as of August 12, 2016.  This marks the 14th consecutive quarterly cash dividend paid by the Company to its shareholders and represents a 14.3% increase from the prior quarter.

Key Quarterly Performance Metrics

	2nd Qtr.	1st Qtr.	4th Qtr.	3rd Qtr.	2nd Qtr.	6 Mo. Ended	6 Mo. Ended
	2016	2016	2015	2015	2015	6/30/2016	6/30/2015
Net Income (in thousands)	$1,727	$1,693	$1,751	$1,692	$1,461	$3,420	$2,904

Net Income Available to Common Shareholders (in thousands)	$1,727	$1,693	$1,739	$1,677	$1,446	$3,420	$2,874
Earnings per Common Share – Diluted	$0.21	$0.21	$0.21	$0.21	$0.18	$0.42	$0.35
Return on Average Assets	0.78%	0.78%	0.81%	0.79%	0.71%	0.78%	0.72%
Return on Average Tangible Assets (1)	0.80%	0.80%	0.83%	0.80%	0.73%	0.80%	0.74%
Return on Average Equity	7.28%	7.25%	7.14%	6.95%	6.15%	7.26%	6.17%
Return on Average Tangible Equity (1)	8.98%	8.98%	8.78%	8.55%	7.59%	8.98%	7.63%
Net Interest Margin	3.57%	3.57%	3.65%	3.65%	3.65%	3.57%	3.71%
Non-Performing Assets to Total Assets	0.22%	0.22%	0.42%	0.50%	0.75%	0.22%	0.75%
Allowance as a % of Loans	1.30%	1.27%	1.26%	1.25%	1.23%	1.30%	1.23%

(1) Non-GAAP Financial Information. See “Reconciliation of Non-GAAP Financial Measures” at end of release.

Loan Composition
The components of the Company’s loan portfolio at June 30, 2016 and December 31, 2015 are as follows:

	(In Thousands)
	June 30, 2016	December 31, 2015
Commercial and industrial	$99,642	$100,154
Real estate – construction	95,119	104,231
Real estate – commercial	452,777	422,665
Real estate – residential	50,166	39,524
Consumer	29,265	27,136
Unearned fees	(555)	(560)
	726,414	693,150
Allowance for loan losses	(9,418)	(8,713)
Net Loans	$716,996	$684,437

Deposit Composition
The components of the Company’s deposits at June 30, 2016 and December 31, 2015 are as follows:

	(In Thousands)
	June 30, 2016	December 31, 2015
Non-interest bearing	$149,933	$144,627
NOW accounts	146,776	148,373
Savings deposits	222,950	222,091
Money market deposits	73,298	75,323
Listed service CD’s	41,195	33,261
Time deposits / IRA	54,759	46,902
Wholesale deposits	37,353	37,859
Total Deposits	$726,264	$708,436

2016 Second Quarter and First Half Financial Review

Net Income
Net income available to common shareholders for the three months ended June 30, 2016 was $1.73 million, or $0.21 per diluted common share, compared to $1.45 million, or $0.18 per diluted common share, for the same period last year, an increase of 19.4%.  The increase was due to both higher net interest income and non-interest income while expenses were unchanged.  On a linked quarter basis, second quarter 2016 net income available to common shareholders increased 2.0% from the 2016 first quarter.

Net income available to common shareholders for the six months ended June 30, 2016 increased 19.0% to $3.42 million, or $0.42 per diluted share, compared to $2.87 million, or $0.35 per diluted share, in the same prior year period.

Net Interest Income
Net interest income for the quarter ended June 30, 2016 was $7.27 million, an increase of 4.8% compared to $6.94 million in the corresponding prior year period.  This increase was largely due to an increase of $56.8 million, or 7.4%, in average interest earning assets, primarily attributable to growth in the Company’s loan portfolio.  On a linked quarter basis, net interest income increased $141,000, or 2.0%, from $7.13 million.

For the first half of 2016, net interest income increased 5.0% to $14.4 million from $13.7 million in the same prior year period.

Net Interest Margin
The Company reported a net interest margin of 3.57% for the second quarter of 2016, which was unchanged when compared to the 3.57% reported in the first quarter of 2016, and slightly less when compared to the 3.65% reported for the second quarter of 2015.

The net interest margin for the first half of 2016 was 3.57%, compared to 3.71% in the prior year period.

The 8 and 14 basis point declines in net interest margin from the second quarter and first half of 2015, respectively, were mainly due to the interest expense associated with the Company’s $10 million subordinated debenture placement, which funded in December 2015.  The subordinated debentures have a maturity date of December 31, 2025 and currently bear an annual interest rate of 6.25%.

Non-Interest Income
The Company reported the highest quarterly non-interest income in its history during the second quarter of 2016.  Non-interest income for the quarter ended June 30, 2016 totaled $1.2 million, an increase of $225,000, or 23.9%, compared to the same period in 2015.  This was largely a result of a 96.5% increase in residential mortgage banking revenue of $138,000, coupled with higher gains on the sale of SBA loans of $264,000.  These increases were partially offset by lower other income resulting from a $208,000 gain on the sale of a branch property during the second quarter of 2015.  On a linked quarter basis, non-interest income increased $273,000, or 30.6%, from $893,000 in the first quarter of 2016.

For the six months ended June 30, 2016, non-interest income increased $342,000, or 19.9%, to $2.1 million from the same period in 2015.

Non-Interest Expense
Non-interest expense for the quarter ended June 30, 2016 totaled $5.4 million, remaining largely flat from the same period in 2015, as higher salaries and benefits were offset by lower loan workout expenses.  On a linked quarter basis, non-interest expense decreased $18,000, largely as a result of the lower loan workout expenses noted above, coupled with lower professional fees.

For the six months ended June 30, 2016, non-interest expense increased $238,000, or 2.3%, to $10.8 million compared to the same prior year period.

Provision for Loan Losses
During the quarter, a provision for loan losses of $390,000 was required, compared to $190,000 in the same prior year period.  The majority of the second quarter 2016 provision was to record a specific reserve against one commercial loan whereby the underlying collateral value has been impaired by an environmental issue.  For the first half of 2016, a provision of $390,000 was expensed, compared to $280,000 for the same prior-year period.  The Company had $315,000 of net loan recoveries during the first half of 2016, which also attributed to the $705,000 increase in the allowance for loan losses during 2016.  This compared to $54,000 in net loan recoveries in the same prior-year period.

The Bank continues to be proactive in identifying troubled credits early, to record charge-offs promptly based on current collateral values, and to maintain an adequate allowance for loan losses.  The Company closely monitors local and regional real estate markets in its core Monmouth, Middlesex, Union and Ocean County, New Jersey market areas and other risk factors related in its loan portfolio.

As of June 30, 2016, the Company's allowance for loan losses was $9.4 million, as compared to $8.7 million as of December 31, 2015.  The loss allowance as a percentage of total loans was 1.30% at June 30, 2016 compared to 1.26% at December 31, 2015.  This increase was due to the aforementioned specific reserve.

Financial Condition / Balance Sheet
At June 30, 2016, the Company maintained capital ratios that were in excess of regulatory standards for well-capitalized institutions.  The Company's Tier 1 capital to average assets ratio was 8.99%, common equity Tier 1 to risk-weighted assets ratio was 10.10%, Tier 1 capital to risk-weighted assets ratio was 10.10%, and total capital to risk-weighted assets ratio was 12.60%.

Total assets as of June 30, 2016 were $884.7 million, compared to $863.7 million as of December 31, 2015.

Total loans as of June 30, 2016 were $726.4 million, compared to $693.2 million reported at December 31, 2015.

Total deposits as of June 30, 2016 were $726.3 million, compared to $708.4 million as of December 31, 2015.  Core checking deposits at June 30, 2016 increased to $296.7 million, up $3.7 million, or 1.3%, from year-end 2015.  This modest growth is due primarily to seasonality in municipal relationships.  The Company continues to focus on building core funded non-interest bearing deposit relationships.

Asset Quality
The Company's non-performing assets at June 30, 2016 decreased to $2.0 million as compared to $3.6 million at December 31, 2015 and $6.3 million at June 30, 2015.  Non-performing assets to total assets at June 30, 2016 declined to 0.22%, compared to 0.42% at December 31, 2015, and 0.75% at June 30, 2015.

Non-accrual loans decreased to $1.7 million at June 30, 2016, compared to $3.2 million at December 31, 2015 and $4.9 million at June 30, 2015.  OREO was $259,000 at June 30, 2016, compared to $411,000 at December 31, 2015 and $1.4 million at June 30, 2015.

Troubled debt restructured loan balances amounted to $8.7 million at June 30, 2016, with all but $158,000 performing.  This compared to $10.8 million at December 31, 2015 and $19.5 million at June 30, 2015.

About the Company
Two River Bancorp is the holding company for Two River Community Bank, which is headquartered in Tinton Falls, New Jersey. Two River Community Bank operates 15 branches and two Loan Production Offices throughout Monmouth, Middlesex, Union and Ocean Counties, New Jersey.  More information about Two River Community Bank and Two River Bancorp is available at www.tworiverbank.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "continue," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; competition levels; loan and investment prepayments differing from our assumptions; insufficient allowance for credit losses; a higher level of loan charge-offs and delinquencies than anticipated; material adverse changes in our operations or earnings; a decline in the economy in our market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume or an inability to close loans currently in the pipeline; changes in laws and regulations; adoption, interpretation and implementation of accounting pronouncements; operational risks, including the risk of fraud by employees, customers or outsiders; and the inability to successfully implement or expand new lines of business or new products and services. For a list of other factors which would affect our results, see the Company's filings with the Securities and Exchange Commission, including those risk factors identified in the "Risk Factor" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2015. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

TWO RIVER BANCORP
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
For the Three Months and Six Months Ended June 30, 2016 and 2015
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
INTEREST INCOME:
Loans, including fees	$8,085	$7,540	$15,998	$14,886
Securities:
Taxable	192	212	384	429
Tax-exempt	230	126	430	224
Interest bearing deposits	32	25	65	40
Total Interest Income	8,539	7,903	16,877	15,579
INTEREST EXPENSE:
Deposits	945	791	1,828	1,526
Securities sold under agreements to repurchase	15	16	29	32
Long-term debt	147	160	295	313
Subordinated debt	163	-	328	-
Total Interest Expense	1,270	967	2,480	1,871
Net Interest Income	7,269	6,936	14,397	13,708
PROVISION FOR LOAN LOSSES	390	190	390	280
Net Interest Income after Provision for Loan Losses	6,879	6,746	14,007	13,428
NON-INTEREST INCOME:
Service fees on deposit accounts	137	143	273	291
Mortgage banking	281	143	515	286
Other loan fees	62	39	123	80
Earnings from investment in bank-owned life insurance	109	112	218	223
Gain on sale of SBA loans	365	101	459	277
Net realized gain on sale of securities	-	13	72	28
Gain on sale of premises and equipment	-	208	-	208
Other income	212	182	399	324
Total Non-Interest Income	1,166	941	2,059	1,717
NON-INTEREST EXPENSES:
Salaries and employee benefits	3,195	3,102	6,300	6,120
Occupancy and equipment	1,033	999	2,028	1,976
Professional	280	232	615	446
Insurance	57	81	104	175
FDIC insurance and assessments	105	114	210	205
Advertising	120	145	230	245
Data processing	135	124	270	242
Outside services fees	115	122	238	245
Amortization of identifiable intangibles	-	9	10	28
OREO expenses, impairment and sales, net	(45)	(22)	(26)	(24)
Loan workout expenses	18	127	98	213
Other operating	366	344	699	667
Total Non-Interest Expenses	5,379	5,377	10,776	10,538
Income before Income Taxes	2,666	2,310	5,290	4,607
INCOME TAX EXPENSE	939	849	1,870	1,703
Net Income	1,727	1,461	3,420	2,904
Preferred stock dividend	-	(15)	-	(30)
Net Income Available to Common Shareholders	$1,727	$1,446	$3,420	$2,874
EARNINGS PER COMMON SHARE:
Basic	$0.22	$0.18	$0.43	$0.36
Diluted	$0.21	$0.18	$0.42	$0.35
Weighted average common shares outstanding:
Basic	7,927	7,930	7,923	7,937
Diluted	8,110	8,142	8,101	8,143

TWO RIVER BANCORP
CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except share data)

	June 30,	December 31,
	2016	2015
ASSETS
Cash and due from banks	$25,112	$21,566
Interest bearing deposits in bank	6,216	25,161
Cash and cash equivalents	31,328	46,727

Securities available for sale	33,089	33,530
Securities held to maturity	47,245	43,167
Restricted investments, at cost	3,912	3,596
Loans held for sale	2,849	3,050
Loans	726,414	693,150
Allowance for loan losses	(9,418)	(8,713)
Net loans	716,996	684,437

OREO and repossessed assets	259	411
Bank-owned life insurance	17,513	17,294
Premises and equipment, net	4,881	5,083
Accrued interest receivable	2,036	1,912
Goodwill	18,109	18,109
Other intangible assets	-	9
Other assets	6,483	6,371

TOTAL ASSETS	$884,700	$863,696

LIABILITIES
Deposits:
Non-interest bearing	$149,933	$144,627
Interest bearing	576,331	563,809
Total Deposits	726,264	708,436

Securities sold under agreements to repurchase	21,683	19,545
Accrued interest payable	84	118
Long-term debt	23,800	26,500
Subordinated debt	9,839	9,824
Other liabilities	6,737	6,271

Total Liabilities	788,407	770,694

SHAREHOLDERS' EQUITY
Preferred stock, no par value; 6,500,000 shares authorized, no shares issued and outstanding	-	-
Common stock, no par value; 25,000,000 shares authorized;
Issued – 8,252,079 and 8,213,196 at June 30, 2016 and December 31, 2015, respectively
Outstanding – 7,967,347 and 7,929,196 at June 30, 2016 and December 31, 2015, respectively	73,070	72,890
Retained earnings	25,623	22,759
Treasury stock, at cost; 284,732 shares and 284,000 shares at June 30, 2016 and December 31, 2015, respectively	(2,254)	(2,248)
Accumulated other comprehensive loss	(146)	(399)
Total Shareholders' Equity	96,293	93,002

TOTAL LIABILITIES and SHAREHOLDERS’ EQUITY	$884,700	$863,696

TWO RIVER BANCORP
Selected Consolidated Financial Data (Unaudited)

Selected Consolidated Earnings Data
(In thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
Selected Consolidated Earnings Data:	2016	2016	2015	2016	2015
Total Interest Income	$8,539	$8,338	$7,903	$16,877	$15,579
Total Interest Expense	1,270	1,210	967	2,480	1,871
Net Interest Income	7,269	7,128	6,936	14,397	13,708
Provision for Loan Losses	390	-	190	390	280
Net Interest Income after Provision for Loan Losses	6,879	7,128	6,746	14,007	13,428
Other Non-Interest Income	1,166	893	941	2,059	1,717
Other Non-Interest Expenses	5,379	5,397	5,377	10,776	10,538
Income before Income Taxes	2,666	2,624	2,310	5,290	4,607
Income Tax Expense	939	931	849	1,870	1,703
Net Income	1,727	1,693	1,461	3,420	2,904
Preferred Stock Dividend	-	-	(15)	-	(30)
Net Income Available to Common Shareholders	$1,727	$1,693	$1,446	$3,420	$2,874

Per Common Share Data:
Basic Earnings	$0.22	$0.21	$0.18	$0.43	$0.36
Diluted Earnings	$0.21	$0.21	$0.18	$0.42	$0.35
Book Value	$12.09	$11.91	$11.37	$12.09	$11.37
Tangible Book Value (1)	$9.81	$9.63	$9.09	$9.81	$9.09
Average Common Shares Outstanding (in thousands):
Basic	7,927	7,918	7,930	7,923	7,937
Diluted	8,110	8,089	8,142	8,101	8,143

(1) Non-GAAP Financial Information. See “Reconciliation of Non-GAAP Financial Measures” at end of release.

Selected Period End Balances
(In thousands)
	June 30,	Dec. 31,	June 30,
	2016	2015	2015
Total Assets	$884,700	$863,696	$844,364
Investment Securities and Restricted Stock	84,246	80,293	77,957
Total Loans	726,414	693,150	674,050
Allowance for Loan Losses	(9,418)	(8,713)	(8,295)
Goodwill and Other Intangible Assets	18,109	18,118	18,138
Total Deposits	726,264	708,436	686,395
Repurchase Agreements	21,683	19,545	27,916
Long-Term Debt	23,800	26,500	28,000
Subordinated Debt	9,839	9,824	-
Shareholders' Equity	96,293	93,002	96,255

Asset Quality Data (by Quarter)
(Dollars in thousands)

	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
	2016	2016	2015	2015	2015
Nonaccrual loans	$1,697	$1,723	$3,178	$3,680	$4,930
OREO	259	259	411	495	1,411
Total Non-Performing Assets	1,956	1,982	3,589	4,175	6,341

Troubled Debt Restructured Loans:
Performing	8,492	8,920	9,289	11,290	17,239
Non-Performing	158	161	1,552	1,578	2,287

Non-Performing Loans to Total Loans	0.23%	0.24%	0.46%	0.54%	0.73%
Non-Performing Assets to Total Assets	0.22%	0.22%	0.42%	0.50%	0.75%
Allowance as a % of Loans	1.30%	1.27%	1.26%	1.25%	1.23%

Capital Ratios

	June 30, 2016				December 31, 2015
	CET 1 Capital to Risk Weighted Assets Ratio	Tier 1 Capital to Average Assets Ratio	Tier 1 Capital to Risk Weighted Assets Ratio	Total Capital to Risk Weighted Assets Ratio	CET 1 Capital to Risk Weighted Assets Ratio	Tier 1 Capital to Average Assets Ratio	Tier 1 Capital to Risk Weighted Assets Ratio	Total Capital to Risk Weighted Assets Ratio

Two River Bancorp	10.10%	8.99%	10.10%	12.60%	10.13%	10.13%	8.97%	12.65%
Two River Community Bank	11.30%	10.07%	11.30%	12.51%	11.39%	11.39%	10.09%	12.56%
"Well capitalized" institution (under prompt correction action regulations)*	6.50%	5.00%	8.00%	10.00%	6.50%	5.00%	8.00%	10.00%

*Applies to Bank only. For the Company to be “well-capitalized,” the Tier 1 Capital to Risk Weighted Assets has to be at least 6.00%.

Reconciliation of Non-GAAP Financial Measures

The press release contains certain financial information determined by methods other than in accordance with generally accepted accounting policies in the United States (GAAP). These non-GAAP financial measures are "book value per common share," "tangible book value per common share," "return on average tangible assets," and "return on average tangible equity." This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Our management uses these non-GAAP measures in its analysis of our performance because it believes these measures are material and will be used as a measure of our performance by investors.

(In thousands, except per share data)

	As of and for the Three Months Ended					As of and for the Six Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
	2016	2016	2015	2015	2015	2016	2015
Total shareholders' equity	$96,293	$94,613	$93,002	$97,640	$96,255	$96,293	$96,255
Less: preferred stock	-	-	-	(6,000)	(6,000)	-	(6,000)

Common shareholders' equity	$96,293	$94,613	$93,002	$91,640	$90,255	$96,293	$90,255
Less: goodwill and other tangibles	(18,109)	(18,109)	(18,118)	(18,128)	(18,138)	(18,109)	(18,138)

Tangible common shareholders’ equity	$78,184	$76,504	$74,884	$73,512	$72,117	$78,184	$72,117

Common shares outstanding	7,967	7,943	7,929	7,918	7,935	7,967	7,935
Book value per common share	$12.09	$11.91	$11.73	$11.57	$11.37	$12.09	$11.37

Book value per common share	$12.09	$11.91	$11.73	$11.57	$11.37	$12.09	$11.37
Effect of intangible assets	(2.28)	(2.28)	(2.29)	(2.29)	(2.28)	(2.28)	(2.28)
Tangible book value per common share	$9.81	$9.63	$9.44	$9.28	$9.09	$9.81	$9.09

Return on average assets	0.78%	0.78%	0.81%	0.79%	0.71%	0.78%	0.72%
Effect of intangible assets	0.02%	0.02%	0.02%	0.01%	0.02%	0.02%	0.02%
Return on average tangible assets	0.80%	0.80%	0.83%	0.80%	0.73%	0.80%	0.74%

Return on average equity	7.28%	7.25%	7.14%	6.95%	6.15%	7.26%	6.17%
Effect of average intangible assets	1.70%	1.73%	1.64%	1.60%	1.44%	1.72%	1.46%
Return on average tangible equity	8.98%	8.98%	8.78%	8.55%	7.59%	8.98%	7.63%

Investor Contact:
Adam Prior, Senior Vice President
The Equity Group Inc.
Phone: (212) 836-9606
E-mail: aprior@equityny.com

Media Contact:
Adam Cadmus, Marketing Director
Phone: (732) 982-2167
Email: acadmus@tworiverbank.com